Exhibit 5.1

[Oppenheimer Wolff & Donnelly LLP Letterhead]

222 South Ninth Street, Suite 2000

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May 22, 2015

Marten Transport, Ltd 129 Marten Street Mondovi, Wisconsin 54755

Re:	Marten Transport, Ltd. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Marten Transport, Ltd., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to 800,000 shares (collectively, the “Shares”) of the Company’s voting common stock, $.01 par value per share (the “Common Stock”), issuable under the Company’s 2015 Equity Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 22, 2015.

In acting as counsel for the Company and arriving at the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion expressed herein but have made no independent investigation regarding such factual matters. In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, and provided that the Registration Statement has become effective, it is our opinion that when issued and paid for in accordance with the terms and conditions set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.

We have assumed that none of the resolutions and authorities of the stockholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities and the terms of the Plan. We have further assumed that at each time the Shares will be issued, the Company will then have sufficient authorized but unissued share capital to allow for the issue of such Shares and that the Shares will be issued in accordance with the Plan.

We have further assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

We express no opinion with respect to laws other than those of the Delaware General Corporation Law and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This opinion is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP